EXHIBIT 5.1

Harney Westwood & Riegels (Cayman) LLP

3rd Floor, Harbour Place

103 South Church Street, PO Box 11088

Grand Cayman KY1-1008, Cayman Islands

Tel: +1 345 949 8599

Fax: +1 345 949 4451

DATE: March 30, 2026

christopher.hall@harneys.com

066309.0001-CH-GYW

Black Titan Corporation

FFP (Corporate Services) Limited

2nd Floor Harbour Centre

159 Mary Street

George Town

Grand Cayman

KY1-9006

Cayman Islands

Dear Black Titan Corporation

Black Titan Corporation (Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1 (Registration Statement) filed with the Securities and Exchange Commission (Commission), relating to the registration of 61,021,551 ordinary shares of $0.001 par value each in the Company (Ordinary Shares) under the United States Securities Act of 1933, as amended (Securities Act) and pursuant to the terms of the Registration Statement.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

In this opinion Companies Act means the Companies Act (Revised) of the Cayman Islands.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which are all the documents which we consider necessary and appropriate for the matters set out in this legal opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion, we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Capacity and Power. The delivery of the Registration Statement by the Company and the performance of its obligations thereunder are within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

3	Authorised Share Capital. Based on our review of the Mem & Arts, the authorised share capital of the Company is US$1,050,000 divided into:

(a) 1,000,000,000 Ordinary Shares; and

(b) 50,000,000 preferred shares of $0.001

4	Ordinary Shares. The Ordinary Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions (as defined in Schedule 1), and when the name of the shareholder is entered in the register of members of the Company (Register of Members), the Ordinary Shares will be validly issued, allotted and fully paid, non-assessable and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

5	Cayman Islands Law. The statements under the caption “Taxation” in the proxy statement/prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Transaction Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels (Cayman) LLP

Harney Westwood & Riegels (Cayman) LLP

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SCHEDULE 1

List of Documents and Records Examined

1	The Certificate of Incorporation of the Company dated 11 July 2024 and the Certificate of Incorporation on Change of Name dated 12 March 2025.

2	The Fourth Amended and Restated Memorandum and Articles of Association of the Company dated 18 September 2025 (Mem & Arts).

3	A Certificate of Incumbency in respect of the Company, issued by FFP (Corporate Services) Limited on March 26, 2026, as Registered Office provider to the Company (Certificate of Incumbency).

4	A Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated March 26, 2026.

5	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (Court Register) via the Court’s Digital System from the incorporation date of the Company to March 26, 2026.

6	A copy of the unanimous written resolutions of the board of directors of the Company dated 09 January 2026 approving the Issue (the Resolutions).

Items 1 to 6 above are together referred to as the Corporate Documents.

7	The Registration Statement.

1 to 7 above are collectively referred to in this opinion as the Documents.

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SCHEDULE 2

Assumptions

1	Validity under Foreign Laws. That:

(a) all formalities required under any applicable laws (other than the laws of the Cayman Islands) have been complied with; and

(b) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

3	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

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SCHEDULE 3

Qualifications

1	Non-assessable. The term non-assessable means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

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